Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated May 7, 2025, with respect to the financial statements of LNHC, Inc. included in this Registration Statement (Form S-3/A No. 333-289916) and related Prospectus of Pelthos Therapeutics Inc. for the registration of 8,137,868 shares of its common stock.

/s/ Ernst & Young llp

San Diego, CA

September 19, 2025